Exhibit 10.1

, 2024

<Name>

<Title>

<BU>

Re: Retention Bonus Agreement

Dear <Name>:

Comtech Telecommunications Corp. (“Comtech" or the “Company”) is pleased to offer you (“you” or “Employee”) this Retention Bonus Agreement (the “Agreement”). The purpose of this Agreement is to incentivize you to remain employed with the Company as part of our Retention Program (“Program”) as the Company reorganizes under new leadership. This Agreement is intended to recognize that your continued contributions to the Company are integral to the success of our efforts.

The terms of this Agreement are as follows:

1.	Period and Conditions of this Agreement. This Agreement is effective upon execution by both parties (the “Effective Date”). Eligibility for a Retention Bonus (as defined herein, “Bonus”) is expressly conditioned upon your (i) being actively employed by the Company, and (ii) not within a resignation period, at the time of each scheduled retention payment during the Program. This Agreement will terminate as of the date of the last payment of the Program or otherwise with the termination of the Agreement as set forth herein, however, Section 4 (Confidentiality) and Section 5 (Governing Law/Severability) shall survive the expiration or termination of this Agreement. This Agreement does not guarantee your employment for any specific period of time.

2.	Retention Bonus Payment. Provided that conditions (i) and (ii) specified in Section 1 above are satisfied, and the Agreement has not otherwise terminated, you will receive a Retention Bonus in the gross amount of $ , payable in cash. Subject to Section 6 (Release and Waiver) below, the Bonus shall be payable by the Company based on the following schedule:

12.5% of Bonus paid on 1st scheduled payroll date after 3 months of Effective Date

12.5% of Bonus paid on 1st scheduled payroll date after 6 months of Effective Date

25.0% of Bonus paid on 1st scheduled payroll date after 9 months of Effective Date

50.0% of Bonus paid on 1st scheduled payroll date after 12 months of Effective Date

This Bonus payment is subject to applicable tax withholdings and other authorized deductions.

3.	Effect of Termination of Employment. In the event that your employment terminates with the Company, payment of the Bonus shall be subject to the guidelines below:

(a)	Termination by the Company without Cause. In the event that the Company terminates your employment without Cause (as defined herein) prior to a scheduled payment(s), a pro-rata portion of the Bonus will become payable, subject to Section 6 (Release and Waiver).

(b)	Resignation by Employee or Termination by the Company for Cause. In the event that you resign from employment of the Company at any time during the Agreement Period or the Company terminates your employment for Cause during the Agreement Period, you will not receive any unpaid (i.e., future) portion of the Bonus and you will forfeit any claims with respect thereto.

(c)	For purposes of this Agreement, the following is a non-exhaustive list of events which may be determined by the Company, in its discretion, to give rise to a termination for “Cause”:

i.	a willful breach or willful failure to satisfy any material provision or condition of this Agreement;

ii.	your substantial and continuing failure or refusal to perform, after being placed on notice, by your employer the material duties of your position, or to perform specific directives of the employee to whom you report that are consistent with your position;

iii.	any failure by you to devote your full working time to your employer or its parent or affiliates or any unexcused, repeated or prolonged absence from work by you (other than as a result of, or in connection with, sickness, injury or disability to you or an immediate family member) during a period of ten (10) consecutive days;

iv.	any reckless or willful misconduct (including action or failure to act) by you that causes material harm to the business or reputation of your employer or its subsidiaries;

v.	any willful or reckless breach of a statutory or common law duty of loyalty to your employer or its parent or affiliates;

vi.	any act of fraud, dishonesty, embezzlement, theft or unethical business conduct by you in connection with your duties or in the course of your employment, or your admission or conviction of, or plea of nolo contendere with respect to, a felony or of any crime involving moral turpitude, fraud, dishonesty, embezzlement, theft, or misrepresentation;

vii.	your willful violation of a material employer policy that is generally applicable to all or substantially similar employees of the Company (including the Company’s Standards of Business Conduct or similar document); or

viii.	a failure by you to cooperate in an internal employer investigation after being instructed by the Company’s board of directors (or comparable governing body) or the employee to whom you report to cooperate.

4.	Confidentiality. You agree to keep the existence of this Agreement and its terms confidential, unless disclosure is required as a matter of law, including pursuant to an order by a court of competent jurisdiction. However, you may discuss the terms of this Agreement with your spouse or domestic partner, an attorney(s), or a tax advisor(s), provided such person(s) agrees to keep the existence and terms of this Agreement strictly confidential. Failure to maintain the confidential nature of this Agreement will result in its immediate cancellation and cancellation of any payment that would have otherwise been made to you based on its terms.

5.	Governing Law/Severability. Any disputes or claims arising out of, related to or involving the interpretation or application of this Agreement and its terms are to be first discussed with Comtech’s Chief People Officer. If such disputes or claims cannot be resolved to the mutual satisfaction of you and the Company, such disputes or claims shall be referred to mediation before, and as a condition precedent to, the initiation of any administrative proceeding or litigation. If, during the mediation, a party ("offering party") makes a written offer of compromise to another party which is not accepted by said party ("refusing party") and the refusing party fails to obtain a more favorable judgment or award, the refusing party shall pay the offering party all reasonable costs and expenses, including reasonable attorney's fees, incurred from the time the offer is refused. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement is determined to be invalid, illegal or unenforceable in whole or in part, then the invalid, illegal or unenforceable provisions shall be deemed severed and the remaining provisions of this Agreement shall remain in full force and effect unless the provisions so severed were provisions critical to providing either party its essential benefits under this Agreement. The validity, construction, and performance of this Agreement shall be governed by and interpreted in accordance with the laws of New York, without giving effect to any choice of law rules thereof that would result in the application of the laws of any other jurisdiction. Each Party hereby irrevocably and unconditionally: (i) submits to the jurisdiction of state courts and any federal court sitting in New York County for purposes of any suit, action or other proceeding arising out of or relating to this Agreement, that is brought by or against the other Party; and (ii) waives any objection to the laying of venue of any such suit, action or proceeding in any such court. Each Party hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IS EXPRESSLY AND IRREVOCABLY WAIVED.

6.	Release and Waiver. Notwithstanding any provision contained elsewhere in this Agreement, the Company shall not be obligated to make any payment to you under this Agreement upon the termination of your employment for any reason unless you execute (and do not revoke) a waiver and release of claims (fully releasing all claims you have or may have against Company and its subsidiaries, including for any additional compensation, incentive or equity awards, severance or benefits) which has been prepared and presented to you by the Company. The general release, however, shall not diminish nor enlarge any rights you may have to equity incentives under any award agreements under the Company’s Stock Incentive Plan entered into between you and the Company for options or long-term performance shares, retirement, disability, health or life insurance benefits under the terms of those plans applicable to you.

7.	Detrimental Activity. In the event the Employee engages in detrimental activity (defined below) prior to, or during the one-year period following the final payment date of the Bonus, the Company may direct (at any time, within one year thereafter) that all payments received from the Program shall be immediately forfeited to the Company and the Employee shall immediately pay over the total of any net payments received. Detrimental Activity shall include any of the following: (i) unauthorized disclosure of any confidential or proprietary information of the Company or any of its Subsidiaries or Affiliates; (ii) any activity that would be grounds to terminate the Employee’s employment or service with the Company or any of its subsidiaries for Cause as defined herein; (iii) the breach of any agreement containing restrictive covenants with the Company or its Affiliates; (iv) fraud or conduct contributing to any financial restatements or irregularities, as determined by the Company in its sole discretion; or (v) any other conduct or act determined to be materially injurious, detrimental or prejudicial to any interest of the Company or any of its Subsidiaries or Affiliates, as determined by the Company in its sole discretion.

8.	Non-Solicitation. In consideration of the Bonus made to you under this Agreement, starting on the first payment date and ending on the date that is exactly twelve (12) months after your last payment date, you agree that you will not directly or indirectly recruit or solicit for hire, or hire, or assist in any manner in the recruitment, solicitation for hire or hiring, of any employee or officer of the Company or any of its Subsidiaries or Affiliates, in each case involving employment by any individual, business or entity other than the Company or one of its Subsidiaries or Affiliates, or in any way induce any such employee or officer to terminate his or her employment with the Company or any of its Subsidiaries or Affiliates.

9.	Entire Agreement/Amendment. Except as may be otherwise provided herein, this Agreement embodies the complete agreement and understanding between you and the Company with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements, or representations by or between you and the Company, written or oral, which may be related to the subject matter hereof in any way. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is in writing and signed by the Company. The failure of either party to insist in any instance on the strict performance of any provision of this Agreement or to exercise any right hereunder shall not constitute a waiver of such provision or right in any other instance. Although this Agreement is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code, in the event that this Agreement is subject to such requirements, you agree, without any further consideration, to consent to any amendment necessary to avoid penalties under Section 409A of the Internal Revenue Code (to the extent possible), notwithstanding anything in this Agreement to the contrary. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

10.	Assignment. You agree that Comtech may assign its rights and obligations under this Agreement, in whole or in part, to Buyer.

Please acknowledge by signing below, that you have read, understood, and agree to the terms of this Agreement.

Sincerely yours,

Jennie Kerr
Chief People Officer

Acknowledged and agreed as of this _________________day of       , 2024.

_____________________________

<Employee Name>

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